Exhibit 10.1


                          STOCK PURCHASE AGREEMENT

                               BY AND BETWEEN

                                ENRON CORP.

                                    AND

                          SIERRA PACIFIC RESOURCES





                              NOVEMBER 5, 1999




                             TABLE OF CONTENTS


ARTICLE I
---------

      SALE AND PURCHASE OF THE SHARES
      -------------------------------

      Section 1.1  Sale and Purchase of the PGE Shares.......................1
      Section 1.2  Sale and Purchase of the PGH II Shares....................1
      Section 1.3  PGE Purchase Price........................................1
      Section 1.4  PGH II Purchase Price.....................................2
      Section 1.5  Assumption of Enron Merger Payment........................2

ARTICLE II
----------

      CLOSING
      -------

      Section 2.1  Closing...................................................2
      Section 2.2. Closing Transactions......................................2

ARTICLE III
-----------

      REPRESENTATIONS AND WARRANTIES OF SELLER
      ----------------------------------------

      Section 3.1  Organization and Qualification............................3
      Section 3.2  Subsidiaries..............................................3
      Section 3.3  Capitalization............................................3
      Section 3.4  Authority; Non-Contravention; Statutory Approvals;
                      Compliance.............................................4
      Section 3.5  Reports and Financial Statements..........................6
      Section 3.6  Absence of Certain Changes or Events......................6
      Section 3.7  Litigation................................................7
      Section 3.8  Tax Matters...............................................7
      Section 3.9  Employee Benefit Plans and Labor Agreements...............7
      Section 3.10 Environmental Protection..................................9
      Section 3.11 Regulation as a Utility..................................10
      Section 3.12 Insurance................................................11
      Section 3.13 Status of PGE Nuclear Facility...........................11
      Section 3.14 Year 2000 Compliance.....................................12
      Section 3.15 Contracts with Enron.....................................12
      Section 3.16 Limitation of Representations and Warranties.............12

ARTICLE IV
----------

      REPRESENTATIONS AND WARRANTIES OF PURCHASER
      -------------------------------------------

      Section 4.1  Organization and Qualification...........................12
      Section 4.2  Authority; Non-Contravention; Statutory Approvals........13
      Section 4.3  Availability of Funds....................................14
      Section 4.4  Purchase for Investment..................................14
      Section 4.5  Due Diligence............................................14
      Section 4.6  No Knowledge of Breach...................................14
      Section 4.7  Regulation as a Utility..................................14

ARTICLE V
---------

      CONDUCT OF BUSINESS PENDING THE CLOSING
      ---------------------------------------

      Section 5.1  Ordinary Course of Business..............................15
      Section 5.2  Dividends and Repurchases................................15
      Section 5.3  Issuance of Securities...................................17
      Section 5.4  Charter Documents........................................17
      Section 5.5  Acquisitions.............................................17
      Section 5.6  No Dispositions..........................................17
      Section 5.7  Indebtedness.............................................18
      Section 5.8  Capital Expenditures.....................................18
      Section 5.9  Compensation, Benefits...................................18
      Section 5.10 Cooperation, Notification................................18
      Section 5.11 Insurance................................................19
      Section 5.12 Permits..................................................19
      Section 5.13 Nuclear Operations.......................................19
      Section 5.14 Discharge of Liabilities.................................19
      Section 5.15 Contracts................................................20
      Section 5.16 Certain Actions..........................................20
      Section 5.17 Non-Solicitation.........................................20
      Section 5.18 Accounting Matters.......................................20

ARTICLE VI
----------

      ADDITIONAL AGREEMENTS
      ---------------------

      Section 6.1  Access to Information....................................20
      Section 6.2  Regulatory Matters.......................................21
      Section 6.3  Cooperation..............................................22
      Section 6.4  Public Announcements.....................................22
      Section 6.5  Employee Benefit Plans...................................22
      Section 6.6  Expenses.................................................24
      Section 6.7  No Breach, Etc...........................................25
      Section 6.8  Directors' and Officers' Indemnification.................25
      Section 6.9  Insurance................................................25
      Section 6.10 Corporate Name...........................................25
      Section 6.11 Related Party Contracts..................................26
      Section 6.12 PUHCA....................................................26
      Section 6.13 Tax Matters..............................................26
      Section 6.14 Evidence of Financing Availability.......................28

ARTICLE VII
-----------

      CONDITIONS
      ----------

      Section 7.1  Conditions to Obligations of Purchaser...................29
      Section 7.2  Conditions to Obligations of Seller......................30

ARTICLE VIII
------------

      TERMINATION
      -----------

      Section 8.1  Termination..............................................31
      Section 8.2  Procedure and Effect of Termination......................32

ARTICLE IX
----------

      MISCELLANEOUS
      -------------

      Section 9.1  Non-Survival of Representations, Warranties,
                     Covenants and Agreements...............................32
      Section 9.2  Brokers..................................................32
      Section 9.3  Notices..................................................32
      Section 9.4  Miscellaneous............................................33
      Section 9.5  Interpretation...........................................34
      Section 9.6  Counterparts; Effect.....................................34
      Section 9.7  Parties in Interest......................................34
      Section 9.8  Specific Performance.....................................34
      Section 9.9  Governing Law............................................34
      Section 9.10 Disclosure Schedules.....................................34



                          STOCK PURCHASE AGREEMENT
                          ------------------------

      THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated November 5, 1999 is by and between ENRON CORP., an Oregon corporation ("Seller"), and SIERRA PACIFIC RESOURCES, a Nevada corporation ("Purchaser"). Capitalized terms used herein shall have the meanings ascribed to them in Annex A hereto, unless otherwise provided. Seller and Purchaser are referred to individually as a "Party," and collectively as the "Parties."

                           W I T N E S S E T H :

      WHEREAS, Seller owns all of the issued and outstanding common stock, par value $3.75 per share (the "PGE Shares") of Portland General Electric Company, an Oregon corporation ("PGE");

      WHEREAS, Portland General Holdings, Inc., an Oregon corporation and a wholly owned subsidiary of Seller ("PGH"), owns all of the issued and outstanding common stock, par value $1.00 per share (the "PGH II Shares") of PGH II, Inc., an Oregon corporation ("PGH II");

      WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the PGE Shares, subject in all respects to the provisions of this Agreement; and

      WHEREAS, Purchaser desires to purchase, and Seller desires to cause PGH to sell, the PGH II Shares, subject in all respects to the provisions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                 ARTICLE I

                      SALE AND PURCHASE OF THE SHARES
                      -------------------------------

      Section 1.1 Sale and Purchase of the PGE Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept delivery from Seller of, the PGE Shares.

      Section 1.2 Sale and Purchase of the PGH II Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall cause PGH to sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept delivery from PGH of, the PGH II Shares.

      Section 1.3 PGE Purchase Price. The purchase price for the PGE Shares shall be $2,086,000,000 in cash, which shall be reduced as provided in
Section 1.5 and shall be paid as provided in Section 2.2(b) (the "PGE Purchase Price").

      Section 1.4 PGH II Purchase Price. The purchase price for the PGH II Shares shall be $14,000,000 in cash, which shall be paid as provided in
Section 2.2(d) (the "PGH II Purchase Price").

      Section 1.5 Assumption of Enron Merger Payment. Effective as of the Closing Date, Purchaser shall assume from Seller, and shall indemnify Seller for, all obligations in respect of the Enron Merger Payment for the period from and after the Closing Date. Seller shall continue to be responsible for the Enron Merger Payment obligations for periods prior to the Closing Date and shall indemnify Purchaser for all such obligations. The purchase price for the PGE Shares as set forth in Section 1.3 shall be reduced by an amount equal to the book value of Seller's obligations remaining under the Enron Merger Payment as of the Closing Date, which shall be calculated in accordance with the Enron/PGE Order.

                                 ARTICLE II

                                  CLOSING
                                  -------

      Section 2.1 Closing. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas, as soon as reasonably practicable, not to exceed 10 business days or such lesser number of days as remain in the then current calendar year, following the date on which the conditions specified in Article VII (other than the conditions specified in Sections 7.1(e) and 7.2(e) which shall be satisfied on the Closing Date) have been satisfied or waived, unless another time, date and place is agreed to in writing by the Parties. The date of the Closing is referred to in this Agreement as the "Closing Date."

      Section 2.2.Closing Transactions. At the Closing the following events shall occur, each event being deemed to have occurred simultaneously with the other events:

            (a) Seller will deliver to Purchaser the PGE Shares by delivering the certificates representing the PGE Shares duly endorsed for transfer or accompanied by appropriate stock powers, in favor of Purchaser;

            (b) Purchaser will pay the PGE Purchase Price by wire transferring such amount, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated by written notice to Purchaser;

            (c) Seller will cause PGH to deliver to Purchaser the PGH II Shares by delivering the certificates representing the PGH II Shares duly endorsed for transfer or accompanied by appropriate stock powers, in favor of Purchaser; and

            (d) Purchaser will pay the PGH II Purchase Price by wire transferring such amount, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated, on behalf of PGH, by written notice to Purchaser.

            (e) Purchaser will deliver to Seller documentation regarding the assumption of the obligations in respect of the Enron Merger Payment for the period from and after the Closing Date pursuant to
      Section 1.5 of this Agreement in form reasonably satisfactory to Seller.

                                ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

      Seller represents and warrants to Purchaser that:

      Section 3.1 Organization and Qualification.

            (a) Seller and PGH are each corporations duly organized, validly existing, and in good standing under the laws of the State of Oregon.

            (b) Each of PGE, PGH II and their respective subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (iii) is duly qualified, licensed or admitted to do business and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.

      Section 3.2 Subsidiaries. Section 3.2 of the Seller Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of PGE and PGH II, including the name of each such entity, the state or jurisdiction of its incorporation or organization and PGE's or PGH II's interest therein, as the case may be. Except as disclosed in Section 3.2 of the Seller Disclosure Schedule, all of the issued and outstanding shares of capital stock or membership interests, as the case may be, of each subsidiary of PGE and PGH II are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by PGE or PGH II, as the case may be, free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or membership interests, as the case may be, or obligating it to grant, extend or enter into any such agreement or commitment.

      Section 3.3 Capitalization.

            (a) The authorized capital stock of PGE consists of 100,000,000 shares of PGE Common Stock and 30,000,000 shares of PGE Preferred Stock. The authorized capital stock of PGH II consists of 10,000 shares of PGH II Common Stock. There are 42,758,877 shares of PGE Common Stock issued and outstanding, all of which are owned by Seller, and 300,000 shares of the 7.75% series of PGE Preferred Stock issued and outstanding. There are 1,000 shares of PGH II Common Stock issued and outstanding, all of which are owned by PGH. There are no shares of capital stock held in the treasury of PGE or PGH II. All of the outstanding shares of capital stock of PGE and PGH II are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind. There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Seller, PGE, PGH or PGH II to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock or other voting securities of PGE or PGH II or their subsidiaries or obligating Seller, PGE, PGH or PGH II to grant, extend or enter into any such agreement or commitment.

            (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of PGE, PGH II or any of their subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (together, "PGE Voting Debt") on any matters on which shareholders may vote are issued or outstanding nor are there any outstanding options obligating PGE, PGH II or any of their subsidiaries to issue or sell any PGE Voting Debt or to grant, extend or enter into any option with respect thereto.

      Section 3.4 Authority; Non-Contravention; Statutory Approvals;
Compliance.

            (a) Authority. Seller has all requisite power and authority to enter into this Agreement and, subject to the Seller Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and will be duly authorized prior to the Closing by all necessary corporate action on the part of PGH. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller enforceable against Seller, in accordance with its terms.

            (b) Non-Contravention. Except as disclosed in Section 3.4(b) of the Seller Disclosure Schedule, the execution and delivery by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of payment, termination, cancellation, modification or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PGE or PGH II or any of their respective subsidiaries, or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of PGE's or PGH II's joint ventures (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "PGE Violation") under, any provisions of (i) the articles of incorporation, bylaws or similar governing documents of Seller, PGE or PGH II or any of their respective subsidiaries or joint ventures, (ii) subject to obtaining the Seller Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Seller, PGE, PGH II or any of their respective subsidiaries or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of their respective joint ventures or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals disclosed in Section 3.4(b) of the Seller Disclosure Schedule (the "PGE Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Seller, PGE, PGH II or any of their respective subsidiaries or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of their respective joint ventures, is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such PGE Violations as would not have, in the aggregate, a PGE Material Adverse Effect.

            (c) Statutory Approvals. Except as disclosed in Section 3.4(c) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a PGE Material Adverse Effect (the "PGE Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such PGE Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

            (d) Compliance. Except as disclosed in Section 3.4(d) of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports filed prior to the date hereof, neither PGE nor PGH II nor any of their respective subsidiaries nor, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of PGE's or PGH II's joint ventures, is in violation of, or has been given notice or been charged with, or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, under investigation with respect to, any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any Governmental Authority, except for violations that, in the aggregate, do not have a PGE Material Adverse Effect. Except as disclosed in Section 3.4(d) of the Seller Disclosure Schedule, PGE, PGH II, their respective subsidiaries and, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, PGE's and PGH II's respective joint ventures have all Permits necessary to conduct their respective businesses as currently conducted, except those which the failure to obtain would not, in the aggregate, have a PGE Material Adverse Effect.

      Section 3.5 Reports and Financial Statements.

            (a) PGE SEC Reports and Financial Statements. The filings required to be made by PGE since January 1, 1997 under the Securities Act, PUHCA, the Atomic Energy Act, the Exchange Act, applicable Oregon laws and regulations and the Power Act have been filed with the SEC, the OPUC, the FERC, or the NRC, as the case may be, and such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The PGE SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed did not, and any forms, reports or other documents filed by PGE with the SEC after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The PGE Financial Statements have been prepared in accordance with GAAP (except as may be indicated therein and except with respect to unaudited statements as permitted by Form 10-Q of the Exchange Act) and fairly present the consolidated financial position of PGE as of the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the interim financial statements, to normal, recurring audit adjustments.

            (b) PGH II Pro Forma Financial Statements. The pro forma consolidated financial statements of PGH II set forth in Schedule 3.5(b) of the Seller Disclosure Schedule (the "PGH II Pro Formas") have been properly presented to reflect the PGH Contribution and (for 1999 pro forma financial statements) the matters contemplated in
      Section 6.5(i) of this Agreement. The PGH II Pro Formas fairly present the information contained therein and reflect all adjustments consisting of normal recurring entries, which are in the opinion of management necessary for a fair statement of results. The assumptions used in the preparation of the PGH II Pro Formas are reasonable, and the adjustments used therein are appropriate, to give effect to the transactions referred to therein. The PGH II Pro Formas have been prepared on the basis of the historical financial statements of the subsidiaries of PGH II which have been prepared in accordance with GAAP (except that such subsidiary financial statements do not include footnote disclosure and are subject, in the case of interim periods, to normal recurring adjustments) and fairly present the financial position and results of operations of such entities as of and for the periods presented.

      Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the PGE SEC Reports filed prior to the date hereof or as disclosed in
Section 3.6 or 3.7 of the Seller Disclosure Schedule, since June 30, 1999 with respect to PGE and its subsidiaries and September 30, 1999 with respect to PGH II and its subsidiaries (i) PGE, PGH II and their respective subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and no event has occurred that has had, and no fact or condition exists that would have or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, is reasonably likely to have, a PGE Material Adverse Effect, and (ii) none of PGE, PGH II nor any of their respective subsidiaries has taken any action that would have been prohibited by Article V hereof had this Agreement been in effect at the time of such action.

      Section 3.7 Litigation. Except as disclosed in the PGE SEC Reports filed prior to the date hereof or as disclosed in Sections 3.7, 3.8, 3.10 or 3.13 of the Seller Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened, nor, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, are there any investigations pending or threatened against, relating to or affecting PGE, PGH II or any of their respective subsidiaries, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to PGE, PGH II or any of their respective subsidiaries, except for any of the foregoing under clauses (i) and (ii) that individually or in the aggregate would not have a PGE Material Adverse Effect.

      Section 3.8 Tax Matters. Except as disclosed in Section 3.8 of the Seller Disclosure Schedule and except for such matters as would not have a PGE Material Adverse Effect: (i) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to PGE, PGH II or any of their respective subsidiaries have been or will be duly and timely filed and all such Tax Returns were (or if such returns have not been filed, will be) true, correct and complete; (ii) all Taxes that are shown to be due on such Tax Returns have been or will be timely paid in full;
(iii) all Tax withholding requirements imposed on or with respect to PGE, PGH II or any of their respective subsidiaries have been satisfied in full in all respects; (iv) there are no Tax liens upon the assets of PGE, PGH II or any of their respective subsidiaries, except for liens for Taxes not yet due; (v) no assessment, deficiency or adjustment has been asserted in writing with respect to any such Tax Return; (vi) there is not in force any extension of time with respect to the due date for the filing of any such Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any such Tax Return; and (vii) none of PGE, PGH II or any of their respective subsidiaries is a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

      Section 3.9 Employee Benefit Plans and Labor Agreements.

            (a) Each Benefit Plan is listed in Section 3.9(a) of the Seller Disclosure Schedule. Seller has made available to Purchaser true and correct copies of each of the following, to the extent applicable, with respect to each Benefit Plan: the most recent annual report (Form 5500) filed with the IRS, the plan document, the trust agreement, if any, the most recent summary plan description, the most recent actuarial report, and the most recent determination letter, if any, issued by the IRS.

            (b) Each Benefit Plan has been administered in accordance with its terms and provisions and in compliance with ERISA, the Code and any other applicable laws except for such noncompliance as would not, in the aggregate, have a PGE Material Adverse Effect. Since September 1, 1999, there has been no material change to any Benefit Plan.

            (c) Each Benefit Plan intended to be qualified under Code
      Section 401 satisfies in form the requirements of such section except to the extent of amendments which are not required by law to be made until a date after the date hereof.

            (d) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened against, or with respect to, any Benefit Plan or its assets that could reasonably be expected, in the aggregate, to have a PGE Material Adverse Effect.

            (e) To the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, there is no matter pending (other than routine qualification determination filings) with respect to any Benefit Plan before the IRS, the Department of Labor, the PBGC or any other Governmental Authority.

            (f) As to each Benefit Plan subject to Title IV of ERISA, (i) no notice of intent to terminate such Benefit Plan has been given under Section 4041 of ERISA, (ii) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (iii) no liability to the PBGC has been incurred (other than with respect to required premium payments), and (iv) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

            (g) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is not listed in Section 3.9(a) of the Seller Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the date hereof, by Seller or any Commonly Controlled Entity, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, and (ii) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied.

            (h) Except as set forth in Section 3.9(h) of the Seller Disclosure Schedule, no Benefit Plan provides retiree medical or retiree life insurance benefits to any Person upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

            (i) None of PGE, PGH II or any of their respective subsidiaries contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

            (j) The vacation policies of PGE and PGH II provide for carryover of vacation from one calendar year to the next as described in Section 3.9(j) of the Seller Disclosure Schedule.

            (k) Other than as set forth in or disclosed in Section 3.9(k) of the Seller Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from PGE, PGH II or any of their respective subsidiaries under any applicable Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

            (l) To the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH, as of the date hereof, there is no current labor union representation issue involving employees of PGE or PGH II or any of their respective subsidiaries, nor does Seller know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the PGE SEC Reports or as disclosed in Section 3.9(l) of the Seller Disclosure Schedule: (i) neither PGE, PGH II nor any of their respective subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against PGE, PGH II or any of their respective subsidiaries pending, or to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened, that has, or reasonably may be expected to have, a PGE Material Adverse Effect; and (iii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened, against or involving PGE, PGH II or any of their respective subsidiaries that has or, reasonably may be expected to have, a PGE Material Adverse Effect.

            (m) There is no act, omission or condition that could result in liability for PGE, PGH II or Purchaser, or any of their respective subsidiaries, with respect to any plan sponsored, maintained, contributed to or required to be contributed to by Seller or by any entity (other than PGE, PGH II or their respective subsidiaries) under common control with Seller within the meaning of Section 414(b)(c) or (m) of the Code or Section 4001 of ERISA that would be a Benefit Plan if it was sponsored, maintained or contributed to or required to be contributed to by PGE, PGH II or any of their respective subsidiaries.

      Section 3.10 Environmental Protection.
                   ------------------------

            (a) Compliance. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, PGE, PGH II and each of their respective subsidiaries has been and is in compliance with all applicable Environmental Laws, except where the failure to be so in compliance would not have a PGE Material Adverse Effect. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, neither PGE, PGH II nor any of their respective subsidiaries has received any written notice from any Person or Governmental Authority that alleges that PGE, PGH II or any of their respective subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not have a PGE Material Adverse Effect.

            (b) Environmental Permits. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, each of PGE, PGH II and their respective subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such required Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and PGE, PGH II and their respective subsidiaries are in compliance with all terms and conditions of all such Environmental Permits, except where the failure to obtain or be in such compliance would not have a PGE Material Adverse Effect. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, there are no pending Environmental Permit proceedings or Environmental Permit renewal proceedings that are reasonably likely to result in the imposition of more stringent terms or conditions in said Environmental Permits that would have a PGE Material Adverse Effect.

            (c) Environmental Claims. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, there is no Environmental Claim pending, or to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened against PGE, PGH II or any of their respective subsidiaries that, if adversely determined, would have a PGE Material Adverse Effect.

            (d) Orders. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, neither PGE, PGH II or any of their respective subsidiaries is subject to any judicial or administrative orders or decrees pursuant to any Environmental Law that would have a PGE Material Adverse Effect.

            (e) Releases. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against PGE, PGH II or any subsidiary of PGE or PGH II, except for Releases of Hazardous Materials the liability for which would not have a PGE Material Adverse Effect.

            (f) Predecessors. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims with respect to any predecessor of PGE, PGH II or any subsidiary of PGE or PGH II, that would have a PGE Material Adverse Effect.

      Section 3.11 Regulation as a Utility. PGE is subject to regulation as a "public utility" by the OPUC pursuant to the law of the State of Oregon and is subject to regulation as a "public utility" by the FERC pursuant to
Part II of the Power Act. PGE is not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any other state in the United States or by any foreign country. PGE is a subsidiary of Seller, which is exempt, pursuant to Section 3(a)(1) of PUHCA, and SEC Rule 2, from regulation under PUHCA and the SEC's rules thereunder, except Section 9(a)(2) of PUHCA. Neither PGH II or any subsidiary thereof is subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by the federal government of the U.S. or any state or political subdivision thereof or any foreign country.

      Section 3.12 Insurance. Each of PGE, PGH II and each of their respective subsidiaries is, and has been continuously since the later of January 1, 1997 and the date of its formation, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by PGE, PGH II and their respective subsidiaries during such time period. Neither PGE, PGH II nor any of their respective subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy. All material insurance policies covering the respective businesses conducted by PGE, PGH II and their respective subsidiaries are valid and enforceable policies.

      Section 3.13 Status of PGE Nuclear Facility. Except as set forth in
Section 3.13(2) of the Seller Disclosure Schedule, the operation of the PGE Nuclear Facility and the operations related to decommissioning of the PGE Nuclear Facility have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be so in compliance would not have a PGE Material Adverse Effect. Such legal requirements include, but are not limited to, the NRC license for the Trojan Nuclear Plant pursuant to 10 C.F.R. Part 50, the NRC license for the Trojan Independent Storage of Spent Nuclear Fuel and High-Level Radioactive Waste (ISFSI) pursuant to 10 C.F.R. Part 72 and Siting Statutes of the State of Oregon at ORS 469.320 (formerly Section 4 of Chapter 609, Oregon Laws of 1971) (the term "PGE Nuclear Facility" includes both the Trojan Nuclear Plant and the Trojan ISFSI Facility). Except as set forth in Section 3.13(2) of the Seller Disclosure Schedule, neither the operations of the PGE Nuclear Facility nor the operations related to decommissioning of the PGE Nuclear Facility are the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility. PGE maintains, and is in compliance with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the PGE Nuclear Facility, and the NRC has determined that such plans are in compliance with its requirements. Liability insurance to the full extent required by law for non-operating nuclear facilities and consistent with Seller's view of the risks inherent in the decommissioning of the PGE Nuclear Facility remains in full force and effect regarding such facility, and the amount of such liability insurance has been approved by the NRC. Plans for the decommissioning of the PGE Nuclear Facility, and for the storage of spent nuclear fuel, conform with the requirements of applicable law, and PGE has funded such plans to the extent required by law. The Decommissioning Plan is a true and correct copy of the decommissioning plan approved by the NRC, which plan has been amended through Revision 6 as permitted by NRC regulations. The Trojan co-owners, PGE, the City of Eugene (acting by and through the Eugene Water & Electric Board) and PacifiCorp (collectively, the "Trojan Co-Owners"), have severally agreed to fund their shares of all decommissioning costs relating to Trojan, and neither Seller nor PGE, PGH II or their respective subsidiaries has any reason to believe that the Trojan Co-Owners will not fund such decommissioning costs in the future. The Trojan ISFSI final Safety Analysis Report is a true and correct copy of the safety plan submitted to the NRC in accordance with NRC requirements. Except as disclosed in Section 3.13 of the Seller Disclosure Schedule, Seller has no intention of varying PGE's operations from those described in the Decommissioning Plan and the Trojan ISFSI SAR and neither Seller nor PGE has any other material commitments (whether written or oral) to Governmental Authorities with respect to the PGE Nuclear Facility.

      Section 3.14 Year 2000 Compliance. Each of PGE and PGH II has (i) initiated a review and assessment of all material areas within its and each of its subsidiaries' business and operations (including those affected by major suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by PGE, PGH II or any of their respective subsidiaries (or any of their respective major suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis each as described in the Form 10-Q filed by PGE for the quarter ended June 30, 1999, and (iii) to date, implemented that plan in accordance with that timetable. PGE reasonably believes that its mission-critical internal systems (meaning internal systems that are necessary for PGE to reliably and safely deliver electric service, which includes embedded systems) are capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such systems record, store, process and present such calendar dates falling on or before December 31, 1999, other than such interruptions in millennium functionality that could not, individually or in the aggregate, reasonably be expected to result in a PGE Material Adverse Effect. Seller and PGE reasonably believe as of the date hereof that the remaining cost of adaptations referred to in the foregoing sentence will not exceed the amounts reflected in the Form 10-Q filed by PGE for the quarter ended June 30, 1999.

      Section 3.15 Contracts with Enron. Section 3.15 of the Seller Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of all material contracts between PGE, PGH II or any of their respective subsidiaries and Seller and its subsidiaries (other than any subsidiary of Seller that is a subsidiary of Seller only by virtue of being a subsidiary of PGE or PGH II) (the "Related Party Contracts").

      Section 3.16 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE SHARES OR THE BUSINESS, ASSETS, OR LIABILITIES OF PGE AND PGH II.

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller that:

      Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

      Section 4.2 Authority; Non-Contravention; Statutory Approvals.

            (a) Authority. Purchaser has all requisite power and authority to enter into this Agreement and, subject to the Purchaser Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

            (b) Non-Contravention. Except as disclosed in Section 4.2(b) of the Purchaser Disclosure Schedule, the execution and delivery by Purchaser of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of payment, termination, cancellation, modification or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any of its joint ventures (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Purchaser Violation"), under, any provisions of (i) the articles of incorporation, bylaws or similar governing documents of Purchaser or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Purchaser Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority, applicable to Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals disclosed in Section 4.2(b) of the Purchaser Disclosure Schedule (the "Purchaser Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any of its joint ventures, is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Purchaser Violations that would not have, in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or reasonably be expected to delay or otherwise interfere with the obtaining of the Purchaser Required Statutory Approvals or the Seller Required Statutory Approvals.

            (c) Statutory Approvals. Except as disclosed in Section 4.2(c) of the Purchaser Disclosure Schedule, no material declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby (the "Purchaser Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Purchaser Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

      Section 4.3 Availability of Funds. Purchaser will have sufficient funds available to it to pay the Purchase Price on the Closing Date and to enable Purchaser to timely perform all of its obligations under this Agreement. Purchaser has delivered to Seller evidence of the availability of such funds, including copies of binding commitments in form and substance acceptable to Seller.

      Section 4.4 Purchase for Investment. Purchaser is acquiring the Shares for its own account, for investment only, without a view to distribution, as that phrase has meaning under the Securities Act and rules and regulations of the SEC. Purchaser understands that the effect of the representation and warranty made herein is that the Shares must be held by it indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is available at the time of any proposed sale or other transfer thereof.

      Section 4.5 Due Diligence. Purchaser is experienced in the evaluation and purchase of companies such as PGE and PGH II. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on its own independent investigation of PGE and PGH II and upon the representations and warranties and covenants in this Agreement.

      Section 4.6 No Knowledge of Breach. Purchaser does not know of any breach of warranty or any misrepresentation by Seller hereunder.

      Section 4.7 Regulation as a Utility. As of the date hereof, Purchaser is exempt from the registration and all other regulations and requirements of PUHCA and the rules and regulations promulgated thereunder, other than from Section 9(a)(2) thereof, pursuant to the rules of the SEC under
Section 3(a)(1) of PUHCA. Sierra Pacific Power Company, a wholly-owned subsidiary of Purchaser, is regulated as a public utility in the States of Nevada and California and in no other state. Nevada Power Company, a wholly-owned subsidiary of Purchaser, is regulated as a public utility in the State of Nevada and in no other state. Except as set forth in this
Section 4.7, neither Purchaser nor any "subsidiary company" or "affiliate" (as each such term is defined in PUHCA) of Purchaser is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Tuscarora Gas Pipeline Company, a wholly-owned subsidiary of Purchaser, is a general partner in Tuscarora Gas Transmission Company, which is a general partnership that owns and operates a FERC-regulated interstate natural gas pipeline.

                                 ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE CLOSING

      After the date hereof and prior to the Closing or earlier termination of this Agreement, Seller agrees, except as expressly contemplated or permitted in this Agreement, or to the extent Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, as follows:

      Section 5.1 Ordinary Course of Business. Seller shall cause PGE, PGH II and each of PGE's and PGH II's respective subsidiaries to, carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and shall cause PGE, PGH II and each of their respective subsidiaries to, use all reasonable efforts to (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs, keep available the services of their present officers and employees as a group, (iii) maintain and keep their material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice, (iv) with respect to wholesale power and energy trading and transactions, comply with prudent policies, practices and procedures with respect to risk management and trading limitations, all to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing, and (v) comply with all applicable laws and orders of Governmental Authorities except for violations that, in the aggregate, would not have a PGE Material Adverse Effect.

      Section 5.2 Dividends and Repurchases.

            (a) Restrictions on Dividends and Repurchases. Seller shall not permit PGE, PGH II or any of PGE's and PGH II's respective subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (A) dividends by a direct or indirect wholly-owned subsidiary of PGE or PGH II to PGE or PGH II, as the case may be, or another direct or indirect wholly-owned subsidiary of PGE or PGH II, (B) dividends by a less than a wholly-owned subsidiary of PGE or PGH II consistent with past practice, (C) dividends on the PGE Preferred Stock outstanding on the date hereof, (D) dividends on the PGE Common Stock in an amount equal to the lesser of (x) the aggregate amount of consolidated net income after income taxes (for this purpose income taxes shall mean any book provision for income taxes consistent with the manner reported in the PGE SEC Reports) available to common stock of PGE and its subsidiaries (for purposes of this Section 5.2, "net income") for the period from January 1, 1999 through the Closing Date or (y) an amount equal to the aggregate of $129.1 million for 1999, $142.6 million for 2000 and, if applicable, $143.8 million for 2001 (irrespective of when such dividends are actually declared or paid and prorated for the year in which the Closing occurs based upon the number of days in such year before and after the Closing Date) less, in the case of (x) or (y), any dividends on the PGE Common Stock declared and paid by PGE during the period from January 1, 1999 to the date hereof, and (E) the transactions contemplated by Section 6.5(i); provided, however, that the provisions of this Section 5.2(a)(i) shall not limit or restrict payments by any of PGE, PGH II or their respective subsidiaries to Seller in respect of intercompany payables or accounts or their liability to Seller on account of PGE or PGH II and their respective subsidiaries being a member or members of Seller's affiliated group for federal income tax purposes and, if applicable, any similar combined or unitary group for state income tax purposes other than any liability arising by virtue of Treasury Regulations ss.1.1502-6 or any similar state provision (the "Tax Sharing Payment"); and provided, further, that PGE will not pay dividends (not including payments in respect of intercompany payables or accounts or Tax Sharing Payments) in 1999 in an amount in excess of $129.1 million; (ii) split, combine or reclassify any of PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II; or (iii) redeem, repurchase or otherwise acquire any shares of PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II other than intercompany acquisitions of capital stock. For purposes of this Section 5.2(a), any gain on the sale of the assets referred to in Sections 5.6(6) and 5.6(12) of the Seller Disclosure Schedule shall be excluded from net income of PGE.

            Notwithstanding anything herein to the contrary, any Tax Sharing Payment to be made by PGE or PGH II with respect to any taxable period shall not exceed an amount equal to the hypothetical Tax liability of each such entity with respect to such taxable period calculated on a separate company basis as if PGE and PGH II were not members of Seller's consolidated group or, if applicable, any combined or unitary state group. If PGE or PGH II makes any Tax Sharing Payment in respect of Taxes that are calculated on an estimated basis (an "Estimated Tax Payment") and the aggregate of such Estimated Tax Payment with respect to a taxable period exceeds the actual Tax Sharing Payment that would have been payable with respect to such taxable period, Seller shall pay to Purchaser an amount equal to such excess; if the amount of the aggregate of such Estimated Tax Payment with respect to a taxable period is less than the actual Tax Sharing Payment that would have been payable with respect to such taxable period, Purchaser shall pay to Seller an amount equal to such difference.

           (b) Stub Period Dividend. At least five business days before the anticipated Closing Date, Seller will provide Purchaser with Seller's calculation of the net income of PGE for the period commencing on the date after the date of the most recent historical financial statements filed by PGE with the SEC and ending on the Closing Date (as estimated by Seller with respect to the operations through the Closing Date and any other portion of such period for which historical financial information is unavailable) (the "Stub Period"). In addition to any amount of dividends that may otherwise be paid to Seller in accordance with the terms of Section 5.2(a) for periods on or prior to the date of the most recent historical financial statements filed by PGE with the SEC, Seller may, subject to the limitations set forth in Section 5.2(a)(i)(D)(y) above, cause PGE to pay a dividend to it prior to Closing in an amount equal to the amount of net income reflected in such calculation. If Purchaser disagrees with Seller's calculation of net income for the Stub Period, its sole remedy in respect thereof shall be to refer the matter to PGE's auditors who shall, upon Purchaser's request, provided that such request is made to Seller within 15 business days after the Closing Date, calculate PGE's net income for the Stub Period. The auditor's sole inquiry under such circumstances will be with respect to the net income of PGE for the Stub Period. The calculation of PGE's net income for the Stub Period by its auditors shall be made within 45 days of such request and shall be final and binding on the Parties. If such auditors determine that PGE's net income for the Stub Period is more than 1% less than the amount calculated by Seller, Seller will pay the amount of such difference to Purchaser (provided that the amount of such difference was included in a dividend paid by PGE to Seller prior to Closing). If such auditors determine that PGE's net income is more than 1% greater than the amount calculated by Seller, Purchaser will, subject to the limitations set forth in Section 5.2(a)(i)(D) above, pay the amount of the difference to Seller. Payments required pursuant to this Section 5.2(b) will be made within two business days of the delivery of the auditors report. Purchaser will be responsible for all out of pocket costs and expenses relating to the accounting review process unless Seller is determined to have overstated net income for the Stub Period by an amount equal to or greater than 5% of the net income reported by Seller for the Stub Period in which case Seller shall be responsible for such costs and expenses.

      Section 5.3 Issuance of Securities. Except as disclosed in Section
5.3 of the Seller Disclosure Schedule, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's respective subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than issuances by direct or indirect wholly-owned subsidiaries of PGE or PGH II of securities to PGE or PGH II or to other direct or indirect wholly-owned subsidiaries of PGE or PGH II.

      Section 5.4 Charter Documents. Neither PGE nor PGH II shall amend or propose to amend its certificate or articles of incorporation or by-laws in any way that would adversely affect the consummation of the transactions contemplated by this Agreement.

      Section 5.5 Acquisitions. Except as disclosed in Section 5.5 of the Seller Disclosure Schedule, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets material to such companies taken as a whole, other than in the ordinary course of business consistent with past practice, not to exceed $20 million in the aggregate.

      Section 5.6 No Dispositions. Except as disclosed in Section 5.6 of the Seller Disclosure Schedule, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any assets material to such companies taken as a whole, other than in the ordinary course of business consistent with past practice, not to exceed $20 million in the aggregate.

      Section 5.7 Indebtedness. Except as disclosed in Section 5.7 of the Seller Disclosure Schedule, Seller shall not permit PGE or PGH II or any of PGE's or PGH II's subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) other than (a) short-term indebtedness in an amount not to exceed the amount of indebtedness provided for in PGE's current short term credit facilities (b) long-term indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds and (c) up to $200 million in additional indebtedness, including not more than $100 million in additional indebtedness, having maturities of five years or less from its date of incurrence.

      Section 5.8 Capital Expenditures. Except as disclosed in Section 5.8 of the Seller Disclosure Schedule or as required by law, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's subsidiaries to, make any capital expenditures, other than (i) capital expenditures previously budgeted for the remainder of 1999, and (ii) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance to the equivalent state prior to such casualty or accident).

      Section 5.9 Compensation, Benefits. Except as disclosed in Section
5.9 of the Seller Disclosure Schedule, Seller shall not permit PGE or PGH II or any of PGE's or PGH II's subsidiaries to, (a) enter into, adopt, amend or renew (except as may be required by applicable law), accept assignment of or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by PGE, PGH II or any of their respective subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of PGE or PGH II or any of their respective subsidiaries, except
(i) pursuant to binding legal commitments and (ii) other than with respect to executive officers of PGE or PGH II (including without limitation Peggy Fowler, Alvin Alexanderson, Fred Miller and David Carboneau) for whom this clause (ii) shall not apply, for normal (including incentive) increases, extensions, expansions, enhancements, amendments or adoptions, renewals or assignments in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to PGE, PGH II and their respective subsidiaries taken as a whole or (b) enter into, amend, accept assignment of or renew any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer of PGE or PGH II or any of their respective subsidiaries except, other than with respect to executive officers of PGE or PGH II (including without limitation Peggy Fowler, Alvin Alexanderson, Fred Miller and David Carboneau) for whom this exception shall not apply, in the ordinary course of business consistent with past practice.

      Section 5.10 Cooperation, Notification. Seller shall: (a) confer on a regular and frequent basis with one or more representatives of Purchaser to discuss the general status of PGE's and PGH II's ongoing operations; (b) promptly notify Purchaser of any significant changes in PGE's or PGH II's business, properties, financial condition or results of operations; and (c) advise Purchaser of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a PGE Material Adverse Effect.

      Section 5.11 Insurance. Seller shall cause PGE, PGH II and each of PGE's and PGH II's subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

      Section 5.12 Permits. Seller shall cause PGE, PGH II and each of PGE's and PGH II's subsidiaries to use commercially reasonable efforts to maintain in effect all existing Permits pursuant to which PGE, PGH II or any of their respective subsidiaries operate.

     Section 5.13 Nuclear Operations. Seller shall not permit PGE or any of its subsidiaries to (i) breach any existing contract or arrangement for the disposal or storage of spent nuclear fuel or components of the PGE Nuclear Facility; or (ii) obligate itself to the payment of decommissioning expenses for the PGE Nuclear Facility, or propose or adopt a budget for such decommissioning expenses, which exceeds the decommissioning forecast set forth in Section 5.13 of the Seller Disclosure Schedule, by an amount sufficient to produce a PGE Material Adverse Effect when measured over the life of the payment obligation or budget for such expenses. Seller shall not permit PGE to engage in, or enter into the business of undertaking to engage in, the transportation, treatment or disposal of radioactive waste generated by third parties. To the extent not prohibited by applicable laws, regulations, facility licenses, permits and agreements with third parties existing as of the date of this Agreement, at all times prior to the Closing, Seller shall make available to Purchaser, upon its request, any existing information relevant to the operation or decommissioning of the PGE Nuclear Facility, and shall inform Purchaser promptly of any proposed material changes to the Decommissioning Plan. If Seller is prohibited by agreement with a third party from providing information to Purchaser, Seller shall use reasonable efforts (including taking into account Purchaser's willingness to execute appropriate confidentiality agreements) to obtain the consent of such third party to the release of such information. In addition, upon reasonable notice, Seller shall allow access by two individuals designated by Purchaser, to all portions of the PGE Nuclear Facility, affording those Persons the same degree of access to facilities and information to the same extent afforded the Vice President of Nuclear and Thermal Operations. Access by the individuals selected by Purchaser shall be pursuant to existing procedures for access to the PGE Nuclear Facility, including any security clearance and training normally required of PGE nuclear personnel.

      Section 5.14 Discharge of Liabilities. Seller shall not permit PGE, PGH II and each of PGE's and PGH II's subsidiaries to pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in PGE SEC Reports or the September 30, 1999 balance sheet included in the PGI II Pro Formas, as the case may be, or incurred in the ordinary course of business consistent with past practice.

      Section 5.15 Contracts. Seller shall not permit PGE, PGH II and each of PGE's and PGH II's subsidiaries to, except in the ordinary course of business consistent with past practice, (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material contract to which PGE, PGH II or any of PGE's or PGH II's subsidiaries is a party or waive, release or assign any material rights or claims or (ii) to enter into any new material contracts except as otherwise expressly permitted by this Agreement. For purposes of the restrictions in this Section 5.15 on modifications, amendments or terminations of contracts, a contract will be deemed to be a material contract if the modification, amendment or termination of such contract shall result in an incremental payment or payments during the 12 month period immediately following such modification, amendment or termination to any of PGE, PGH II or their respective subsidiaries of $1.0 million or more, or, in the case of contracts with a term extending beyond the Closing Date, $5.0 million or more in the aggregate.

      Section 5.16 Certain Actions. Seller will not permit PGE, PGH II or any of their respective subsidiaries to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

      Section 5.17 Non-Solicitation. Seller agrees that, during the period beginning on the date hereof and ending one year after the Closing Date, neither it nor any of its subsidiaries (excluding PGE, PGH II and their respective subsidiaries) will, directly or indirectly, solicit for employment or attempt to hire or hire for employment any Person who is employed by PGE, PGH II or any of their respective subsidiaries on the date of this Agreement or at any time prior to the Closing Date; provided, however, that the restrictions in this Section 5.17 shall not be applicable to any Person that is terminated without cause by PGE, PGH II or any of their respective subsidiaries after the Closing Date; and, provided, further, that general advertising of employment opportunities and posting of employment opportunities on Seller's internal employee bulletin board shall be permitted hereunder and such activities shall be deemed not to violate the non-solicitation or attempt to hire provisions of this Section 5.17.

      Section 5.18 Accounting Matters. Seller shall not permit PGE, PGH II or any of their respective subsidiaries to make any material changes in any of their accounting methods, policies or procedures, including without limitation, in calculating net income, except as required by law, rule, regulation or GAAP. In addition, neither Seller, PGE, PGH II or any of their respective subsidiaries will seek any regulations or rulings from any Governmental Authority regarding accounting methods, policies or procedures of PGE or its subsidiaries without the prior written consent of Purchaser.

                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

      Section 6.1 Access to Information. Upon reasonable notice and during normal business hours, Seller shall cause PGE, PGH II and each of PGE's and PGH II's respective subsidiaries to, afford to the Purchaser Representatives reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of their properties, books, contracts, personnel, commitments and records; provided, however, that (A) any such access shall not interfere unreasonably with the operation of the business of PGE, PGH II or any of their respective subsidiaries, (B) neither PGE, PGH II nor any of their respective subsidiaries shall be required to take any action which would constitute a waiver of the attorney-client privilege and (C) neither PGE, PGH II nor any of their respective subsidiaries shall be required to supply Purchaser with any information which PGE, PGH II or any of their respective subsidiaries is under a legal obligation not to supply. During such period, Seller and Purchaser shall furnish promptly to the other Party (i) a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of the FERC, the NRC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission with respect to the transactions contemplated hereby and (ii) all information concerning themselves, their subsidiaries, directors and officers and such matters as may be reasonably requested by the other Party in connection with any filings, applications or approvals required or contemplated by this Agreement. All documents and information furnished pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement. The Party requesting copies of any documents from the other Party shall be responsible for all out-of-pocket expenses incurred by the Party to whom such request is made in complying with such request, including any cost of reproducing and delivering any required information.

      Section 6.2 Regulatory Matters.

            (a) As promptly as practicable but in any event not later than 120 days after the date of this Agreement, Seller and Purchaser shall each file with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

            (b) Seller and Purchaser shall cooperate with each other to (i) promptly (but in any event not later than 75 days after the date of this Agreement with respect to filings with the OPUC and the Public Utility Commission of Nevada, 90 days after the date of this Agreement with respect to filings with the SEC and 120 days after the date of this Agreement with respect to filings with FERC) prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use their respective best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) use their respective best efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Statutory Approvals and the Purchaser Required Statutory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which PGE, PGH II or Purchaser or any of their respective subsidiaries is a party or by which any of them is bound. Each of Seller and Purchaser shall have the right to review in advance all filings to be made by the other Party with any Governmental Authority in connection with the transactions contemplated hereby.

      Section 6.3 Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Shares pursuant to this Agreement, including without limitation, using best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Neither of the Parties hereto will, without the prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Purchaser further agrees that it shall not, and shall not permit any of its subsidiaries to, and Seller further agrees to cause PGE, PGH II and each subsidiary of PGE or PGH II not to, enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or financing, if the entering into of a definitive agreement relating to or the consummation of such transaction could reasonably be expected to delay the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or significantly increase the risk of not being able to remove any such order on appeal or otherwise.

      Section 6.4 Public Announcements. Seller and Purchaser shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, subject to each Party's disclosure obligations imposed by law or any applicable national securities exchange, (a) shall consult with each other with respect to any public announcements or statements and (b) shall not issue any public announcement or statement with respect to the transactions contemplated by this Agreement that is inconsistent with any public announcement or statement previously made by either Party without the consent of the other Party.

      Section 6.5 Employee Benefit Plans.

          (a) Prior to Closing, Seller shall have caused sponsorship of the Portland General Holdings, Inc. Pension Plan and Portland General Holdings, Inc. Voluntary Employees' Beneficiary Association and any related trusts or other funding vehicles to be transferred to and assumed by PGH II and PGE and PGH shall thereupon cease to be a sponsor of such plans. From and after Closing, Seller and Seller's affiliates and subsidiaries (including PGH) shall have no rights, duties, responsibilities or liabilities with respect to the Portland General Holdings, Inc. Pension Plan and Portland General Holdings, Inc. Voluntary Employees' Beneficiary Association or any related trusts or other funding vehicles and Purchaser agrees that, pursuant to their assumption of sponsorship of such plans, PGH II and PGE shall assume all rights, duties, responsibilities and liabilities with respect to such plans, and any related trusts or other funding vehicles.

            (b) The account balances (both vested and unvested) under the Enron Corp. Savings Plan of the PGE Employees and of any other individuals whose accounts were transferred into the Enron Corp. Savings Plan pursuant to the merger into such plan of the Portland General Holdings, Inc. Retirement Savings Plan shall be transferred to a qualified defined contribution plan of the Purchaser as soon as practicable after Closing following receipt from the IRS of confirmation that such transfer will not adversely affect the qualified status under applicable provisions of the Code of the Enron Corp. Savings Plan. Such transfer shall be in cash except that any outstanding participant loans shall be transferred in kind.

            (c) The account balances under the Enron Corp. Employee Stock Ownership Plan of the PGE Employees shall be distributed to them in lump sum payments in cash or in kind as soon as practicable after Closing after receipt by Seller from the IRS of confirmation that effecting such distributions will not adversely affect the qualified status of such plan under applicable provisions of the Code.

            (d) After Closing, the Enron Corp. Medical Plan for Active Employees, the Enron Corp. Medical Plan for Inactive Participants, the Enron Corp. Dental Plan for Active Employees and the Enron Corp. Dental Plan for Inactive Participants shall thereafter be liable for and only for the payment of claims incurred prior to Closing by the PGE Employees and the PGE Former Employees who were covered by such plans prior to Closing.

            (e) From and after Closing, the PGE Employees shall no longer be permitted to make pre-tax contributions under the Enron Corp. Flexible Benefit Plan but they shall be permitted to submit claims against their medical reimbursement and dependent care flexible spending accounts under such plan through the remainder of the calendar year including Closing but not for any amounts in excess of the Closing date balances of such accounts.

            (f) For a period of not less than two years following the Closing Date, Purchaser shall provide or shall cause PGH II and PGE and their subsidiaries to provide the PGE Employees and the PGE Former Employees with employee benefits that are not materially less favorable in the aggregate than those provided (a) immediately prior to Closing to such individuals under the Benefit Plans disclosed on Seller's Disclosure Schedule at Section 3.9(a) or (b) to similarly situated United States employees of Purchaser and its subsidiaries; provided, however, that the foregoing shall not require the continued maintenance of or prevent the amendment or termination of any particular benefit plan except that during such two year period Purchaser shall provide or cause PGH II and PGE to provide severance benefits for the PGE Employees in amounts and upon terms and conditions that are no less favorable than those that were in effect under the Portland General Holdings, Inc. Involuntary Severance Plan as in effect on September 5, 1997 and the Portland General Holdings, Inc. Outplacement Assistance Plan as in effect on September 5, 1997, and provided, further, that Purchaser's right to negotiate successor collective bargaining agreements shall not be limited by this Section 6.5(f).

            (g) Each PGE Employee and PGE Former Employee shall be given credit for all purposes under the Replacement Plans for all service prior to the Closing with Seller and its affiliates and subsidiaries (including, specifically, service with PGH, PGH II, PGE and their affiliates and subsidiaries prior to their acquisition by Seller), to the extent such credit was given under the Benefit Plans disclosed on Seller's Disclosure Schedule at Section 3.9(a).

            (h) No preexisting condition exclusion or limitation that was inapplicable under the applicable Benefit Plan immediately prior to closing shall be applicable with respect to the participation of any PGE Employee or PGE Former Employee in any Replacement Plan that is a medical benefit plan, but (i) the medical expenses incurred by a PGE Employee or PGE Former Employee (or their spouses and dependents) during the portion of the year prior to Closing shall be counted for purposes of the annual deductible of any such medical benefit plan to the extent such expenses were similarly counted under the applicable Benefit Plan prior to the closing and (ii) the medical expenses paid by a Benefit Plan of Seller and its affiliates and subsidiaries that is a medical plan during the year in which Closing occurs for any PGE Employee or PGE Former Employee (and their spouses or dependents) shall be counted for purposes of any annual limits of such medical benefit plan.

            (i) Prior to Closing, Seller shall have caused PGH or Seller to assume any and all obligations (including benefit liability obligations and allocated assets) of PGE with respect to and under each of the Portland General Holdings, Inc. Umbrella Trust for Outside Directors, the Portland General Holdings, Inc. Umbrella Trust for Management (jointly, the "Trusts"), the Portland General Holdings, Inc. Outside Directors' Life Insurance Benefit Plan, the Portland General Holdings, Inc. Senior Officers' Life Insurance Benefit Plan, the Portland General Holdings, Inc. Management Deferred Compensation Plan, the Portland General Holdings, Inc. Outside Directors' Deferred Compensation Plan, the Portland General Holdings, Inc. Supplemental Executive Retirement Plan and the Portland General Holdings, Inc. Retirement Plan for Outside Directors (jointly, the "Executive and Director Plans") and shall have caused the subtrusts in the Trusts to be adjusted to reflect the transfer from PGE to PGH of liabilities under the Executive and Director Plans as described above. In connection with the assumption by PGH or Seller of such obligations, at or prior to Closing, PGH shall transfer to PGH II and PGH II shall assume from PGH the $20,607,214 payable to PGE incurred by PGH on July 31, 1999 and all accrued interest thereon and PGE shall release PGH in respect thereof. Section 6.5 of the Seller Disclosure Schedule provides certain information regarding the regulatory status of the Executive and Director Plans.

      Section 6.6 Expenses. Subject to Section 5.2, Section 6.1, Section
6.15 and Section 8.2, (a) all costs and expenses incurred by Seller, PGE or PGH II in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and (b) all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.

      Section 6.7 No Breach, Etc. No Party shall, nor shall any Party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

      Section 6.8 Directors' and Officers' Indemnification.

            (a) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Closing Date, all rights to indemnification now existing in favor of the employees, agents, directors or officers of PGE, PGH II and their respective subsidiaries with respect to their activities as such prior to or on the Closing Date, as provided in their respective articles of incorporation, bylaws, other organizational documents or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date, provided that, in the event any claim or claims are asserted or made within such six year period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

            (b) Successors. In the event Purchaser, PGE, PGH II or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
      (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Purchaser, PGE or PGH II, as the case may be, shall assume the obligations set forth in this Section 6.8.

      Section 6.9 Insurance. Purchaser shall cause to be put in place as of the Closing Date insurance policies covering PGE and PGH II and their respective subsidiaries to the extent such entities are included in Seller's policies as of such date. Purchaser shall cause all surety bonds and letters of credit that Seller or its affiliates (other than PGE, PGH II and their respective subsidiaries) have entered into or provided on behalf of PGE, PGH II or their respective subsidiaries and that remain outstanding on the Closing Date to be replaced as of the Closing Date with no further obligation to Seller or such affiliates. A list of the types of insurance coverage provided by Seller for PGE and PGH II and their respective subsidiaries and the surety bonds and letters of credit entered into or provided on their behalf, in each case as of the date hereof, is set forth on Schedule 6.9 of the Seller Disclosure Schedule.

      Section 6.10 Corporate Name. Purchaser shall not acquire, nor shall PGE, PGH II or any of PGE's or PGH II's subsidiaries retain, any rights to the name "Enron" (and all derivations therefrom) and any trademarks, trade names or symbols related thereto. As soon as reasonably practicable after the Closing (and in any event, within 60 days after the Closing Date) Purchaser will cause PGE, PGH II and each of their respective subsidiaries to remove the "Enron" name (and all derivations therefrom), and all trademarks, trade names and symbols related thereto from the properties and assets of PGE, PGH II and each of their respective subsidiaries (including changing all signage relating thereto). In addition, within 10 business days of the Closing Date, Purchaser will change all of the legal names of the subsidiaries of PGE and PGH II to delete from the name thereof the word "Enron".

      Section 6.11 Related Party Contracts. Except as set forth on Schedule
6.11 of the Seller Disclosure Schedule, Seller shall cause all of the Related Party Contracts, including those entered into after the date of this Agreement, to be terminated prior to the Closing.

      Section 6.12 PUHCA. Purchaser shall comply with any and all requirements of PUHCA. If Purchaser is required to register under Section 5 of PUHCA in connection with the transactions contemplated by this Agreement, Purchaser shall comply with the notification and registration requirements of Section 5 of PUHCA and the SEC's regulations thereunder. Purchaser shall take any and all actions necessary to comply with Sections 10 and 11 of PUHCA as such provisions relate to the integration of the utility assets of Purchaser, its subsidiaries and PGE.

      Section 6.13 Tax Matters.

            (a) Consolidated Returns. Seller shall cause to be included in the consolidated federal income Tax Returns (and in the state income Tax Returns of any state in which consolidated, combined or unitary income Tax Returns are filed) of the affiliated group of corporations of which Seller is the common parent (the "Seller Group") for any period beginning on or after the date on which PGE was first included in the consolidated federal income Tax Return of the Seller Group (the "Beginning Tax Date") and ending on or before the Closing Date, all items of income, gain, loss, deduction and credit and other tax items ("Tax Items") of PGE, PGH II and their respective subsidiaries which are required to be included therein (taking into account the provisions of Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)), and shall cause such Tax Returns to be timely filed with the appropriate taxing authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes (except for Taxes resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing) due with respect to the periods covered by such Tax Returns.

            (b) Separate Returns. With respect to any Tax Return covering a taxable period beginning on or after the Beginning Tax Date and ending on or before the Closing Date that is required to be filed after the Closing Date with respect to any of PGE, PGH II and their respective subsidiaries and that is not described in paragraph (a) above, Purchaser shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, and shall cause such Tax Return to be filed timely with the appropriate taxing authority. Seller shall provide Purchaser with the information necessary to prepare all such Tax Returns. Purchaser shall deliver a copy of each such Tax Return to Seller at least 30 days prior to the due date for the filing of each such Tax Return to permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions as are reasonably requested by Seller. Seller shall pay to Purchaser, at least five days prior to the due date for any such Tax Return, all amounts (except for Taxes resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing) which are shown as due on such Tax Return, and Purchaser shall pay the amount shown as due on such Tax Return and remit such amounts to the appropriate taxing authorities. Seller shall be entitled to any refund for Taxes for any period covered by any such Tax Return.

            (c) Straddle Returns. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date (a "Straddle Period Return") with respect to any of PGE, PGH II and their respective subsidiaries, Purchaser shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein and shall furnish a copy of such Tax Return to Seller. Seller shall pay to Purchaser at least five days prior to the due date for the filing of any Straddle Period Return an amount equal to the portion of the Taxes shown on such return which relates to the portion of such taxable period ending on the Closing Date (a "Pre-Closing Straddle Period"). For purposes of this Section 6.13(c), in the case of any Taxes that are imposed on a periodic basis and are payable with respect to a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (1) in the case of any Taxes other than Taxes based upon or related to income, receipts, sales or payroll, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (2) in the case of any Tax based upon or related to income, receipts, sales or payroll, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

            (d) Consistency. Any Tax Return to be prepared pursuant to the provisions of Section 6.13(b) or (c) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.

            (e) Access to Tax Records. Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to PGE, PGH II and their respective subsidiaries within the possession of Seller or any member of the Seller Group (including workpapers and correspondence with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities. Purchaser shall grant or cause PGE, PGH II and their respective subsidiaries to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to PGE, PGH II and their respective subsidiaries within the possession of Purchaser, PGE, PGH II or their respective subsidiaries (including workpapers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

            (f) Transfer Taxes. Purchaser shall be responsible for the payment of all state and local transfer, sales, use or other similar Taxes resulting from the transactions contemplated by this Agreement.

            (g) No Section 338 Election. No election shall be made under section 338 of the Code or the corresponding provisions of any state Tax law with respect to the purchase of the PGE Shares or the PGH II Shares.

            (h) Indemnification for Taxes. From and after the Closing Date Seller shall protect, defend, indemnify and hold harmless Purchaser, PGE, PGH II and their respective subsidiaries from any and all Taxes imposed on PGE, PGH II or any of their respective subsidiaries (i) for any taxable period beginning on or after the Beginning Tax Date and ending on or before the Closing Date (except for Taxes resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing), (ii) with respect to any Pre-Closing Straddle Period; or (iii) resulting by reason of the several liability of PGE, PGH II or any of their respective subsidiaries for Taxes pursuant to Treas. Reg. ss. 1.1502-6 or any analogous state, local or foreign law or regulation for periods beginning on or after the Beginning Tax Date and ending on or before the Closing Date; provided, however, that Seller's liability under this paragraph shall be reduced with respect to any item to the extent of the amount for which such item was specifically identified and reserved in the financial statements referred to in Section 3.5 and not taken into account in computing any Tax Sharing Payment. Purchaser shall protect, defend, indemnify and hold harmless Seller and each member of the Seller Group from any and all other Taxes imposed on PGE, PGH II or any of their respective subsidiaries.

            (i) Tax Proceedings. In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller would be liable pursuant to this Agreement, Purchaser shall promptly inform Seller, and shall afford Seller, at its expense, the opportunity to control the conduct of such Proceedings. Seller shall have the right to initiate any claim for refund, file any amended Tax Return or take any other action which it deems appropriate with respect to such Taxes; provided that such action does not adversely affect Purchaser or PGE, PGH II or the respective subsidiaries of PGE and PGH II for any taxable year beginning after the Closing Date. Any Proceeding with respect to Taxes for a period which includes but does not end on the Closing Date shall be controlled jointly by Seller and Purchaser.

            (j) Tax Sharing Agreements. All tax sharing agreements with respect to or involving PGE, PGH II and their respective subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, PGE, PGH II and their subsidiaries shall not be bound thereby or have any liability thereunder.

      Section 6.14 Evidence of Financing Availability. If the Closing has not occurred on or before November 3, 2000, Purchaser will obtain, and will provide Seller with a copy of, either (i) an extension of the commitment letter received by Purchaser on the date hereof, a copy of which has been provided to Seller, providing for a commitment of at least the same amount of financing and including funding conditions and other terms and conditions no less favorable than the terms of the original commitment letter, or (ii) a new commitment letter or letters that provides for an amount of financing and including funding conditions and other terms and conditions no less favorable than the terms of the original commitment letter from a bona fide lender, in the case of each of (i) and (ii) including a termination date not before May 5, 2001.

                                ARTICLE VII

                                 CONDITIONS

      Section 7.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to purchase the Shares and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date (or the waiver by Purchaser) of the following conditions:

            (a) No Injunction. No preliminary or permanent injunction or other order, judgment or decree by any federal or state court of competent jurisdiction that prevents the consummation of the sale of the Shares contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order, judgment or decree lifted), and the sale of the Shares shall not have been prohibited under any applicable federal or state law or regulation.

            (b) Statutory Approvals. All Seller Required Statutory Approvals and all Purchaser Required Statutory Approvals shall have been made or obtained and become Final Orders, and such Final Orders shall not, in the aggregate, impose terms or conditions that would have a PGE Material Adverse Effect or a materially adverse effect or change on the business, condition (financial or otherwise) or results of operations of the Purchaser, PGE and their respective subsidiaries taken as a whole.

            (c) Performance of Obligations of Seller. Seller shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date.

            (d) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of clauses (i) and (ii) above for such failures of representations and warranties to be true and correct (without regard to any materiality qualifications contained therein) that, individually or in the aggregate, would not result in a PGE Material Adverse Effect.

            (e) Closing Certificate. Purchaser shall have received a certificate from an authorized officer of the Seller, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 7.1(c) and Section 7.1(d) have been satisfied.

            (f) No PGE Material Adverse Effect. Since the date of this Agreement, no PGE Material Adverse Effect shall have occurred and be continuing.

      Section 7.2 Conditions to Obligations of Seller. The obligations of Seller to sell the Shares and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date (or the waiver by Seller) of the following conditions:

            (a) No Injunction. No preliminary or permanent injunction or other order, judgment or decree by any federal or state court of competent jurisdiction that prevents the consummation of the sale of the Shares contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order, judgment or decree lifted), and the sale of the Shares shall not have been prohibited under any applicable federal or state law or regulation.

            (b) Statutory Approvals. All Purchaser Required Statutory Approvals and all Seller Required Statutory Approvals shall have been made or obtained and become Final Orders, and such Final Orders shall not impose any liability, loss, cost, expense, restriction, encumbrance or obligation on Seller or any of its subsidiaries or affiliates.

            (c) Performance of Obligations of Purchaser. Purchaser shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed and complied with by Purchaser on or prior to the Closing Date.

            (d) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct (without regard to any materiality qualifications contained therein) in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

            (e) Closing Certificate. Seller shall have received a certificate from an authorized officer of Purchaser dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 7.2(c) and Section 7.2(d) have been satisfied.


                                ARTICLE VIII

                                TERMINATION

      Section 8.1 Termination.

            (a) Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual consent of Seller and Purchaser.

           (b) Permanent Injunction. This Agreement may be terminated by Seller or Purchaser, if any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable.

            (c) Termination Date. This Agreement may be terminated by Seller or Purchaser if the Closing contemplated hereby shall have not occurred on or before the day that is 12 months from the date of this Agreement (the "Initial Termination Date"); provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Closing to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 7.1(b) or 7.2(b) shall not have been fulfilled, but all other conditions to the Closing have been fulfilled or are capable of being fulfilled, then the Initial Termination Date shall be extended to the day that is 18 months from the date of this Agreement.

            (d) Required Statutory Approvals. This Agreement may be terminated by Purchaser or Seller if any of the Purchaser Required Statutory Approvals or Seller Required Statutory Approvals, the receipt of which are conditions to the obligations of Purchaser and Seller to consummate the Closing as set forth in Sections 7.1(b) and 7.2(b), shall have been denied by a final and nonappealable order, judgment or decree.

            (e) Breach by Seller. This Agreement may be terminated by Purchaser if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has resulted in a PGE Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date sixty (60) days after receipt by Seller of written notice specifying particularly such violation or breach, and such violation or breach has not been waived by Purchaser.

            (f) Breach by Purchaser. This Agreement may be terminated by Seller if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date sixty (60) days after receipt by Purchaser of written notice specifying particularly such violation or breach, and such violation or breach has not been waived by Seller.

            (g) Financing. This Agreement may be terminated by Seller if Purchaser has violated or breached its covenant in Section 6.14, and such violation or breach has not been waived by Seller.

      Section 8.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to this Article VIII, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 8.1(a) through (d), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement. In the event of a termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f) or
Section 8.1(g), the breaching Party shall promptly (but no later than five business days after receipt of notice from the non-breaching Party) pay to the non-breaching Party an amount in cash equal to all documented out-of-pocket expenses and fees incurred by the non-breaching Party (including without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to, the transactions contemplated by this Agreement). The reimbursement of expenses provided in the immediately preceding sentence shall be in addition to any rights that any Party may have at common law or otherwise.

                                 ARTICLE IX

                               MISCELLANEOUS

      Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. No representation, warranty, covenant or agreement in this Agreement shall survive the Closing or termination of the Agreement, except the covenants and agreements contained in Section 1.5 (Enron Merger Payment), Section 5.2(b) (Stub Period Dividend), Section 5.17 (Non-Solicitation) Section 6.5 (Employee Benefit Plans), Section 6.6 (Expenses), Section 6.8 (Directors' and Officers' Indemnification), Section
6.10 (Corporate Name), Section 6.13 (Tax Matters), Section 8.2 (Procedure and Effect of Termination), and this Article IX, each of which shall survive in accordance with its terms.

      Section 9.2 Brokers. Seller represents and warrants that, except for Credit Suisse First Boston Corporation and SG Barr Devlin, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, PGE or PGH II. Purchaser represents and warrants that, except for Salomon Smith Barney, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

      Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), to the Parties, in each case to the following addresses (or at such other address for a Party as shall be specified by like notice):


            (i)   If to Purchaser, to:
                        Sierra Pacific Resources
                        6100 Neil Road
                        Reno, NV 89511
                        Attn.:General Counsel
                        Fax:  (775) 834-5959

                  with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom L.L.P.
                        919 Third Avenue
                        New York, NY 10022
                        Attn.:Sheldon S. Adler
                        Fax:  (212) 735-2000

            (ii) If to Seller, to:

                        James V. Derrick
                        Executive Vice President and General Counsel
                        Enron Corp.
                        1400 Smith Street
                        Houston, Texas 77002
                        Fax: (713) 853-3920

                  with copies to:

                        Corporate Secretary     Keith R. Fullenweider
                        Enron Corp.             Vinson & Elkins L.L.P.
                        1400 Smith Street       2300 First City Tower
                        Houston, Texas 77002    1001 Fannin
                        Fax: (713) 853-3920     Houston, Texas 77002
                                                Fax: (713) 758-2346

      Section 9.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (b) shall not be assigned by operation of law or otherwise by any Party without the prior written consent of the other Party; and (c) may be modified, amended or supplemented in any manner and at any time only by a written instrument executed by the Purchaser and Seller. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The Parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

      Section 9.5 Interpretation. When reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever reference is made to the "knowledge" of any Person or entity in this Agreement or to information "known" to any Person or entity in this Agreement, such terms shall refer to information actually known to the Person, in a case of an individual, or in the case of a corporation or other entity, information actually known to an executive officer of such corporation or entity.

      Section 9.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and, except for rights of Indemnified Parties as set forth in Section 6.8 (Directors' and Officers' Indemnification) nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 9.8 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, other than any conflict of laws rules thereof that would direct the application of the laws of another jurisdiction to this Agreement.

      Section 9.10 Disclosure Schedules. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the Parties contained herein to the extent that such representations, warranties, covenants or agreements expressly refer specifically to the applicable section of the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.


      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                                    ENRON CORP.


                                    By:      /s/  J. Mark Metts
                                        ------------------------------
                                          J. Mark Metts
                                          Executive Vice President,
                                             Corporate Development


                                    SIERRA PACIFIC RESOURCES


                                    By:      /s/  Michael R. Niggli
                                        ------------------------------
                                          Michael R. Niggli
                                          Chairman and Chief Executive Officer



                                  ANNEX A

                                DEFINITIONS
                                -----------

      As used herein, the following terms have the following meanings:

      Atomic Energy Act:  The Atomic Energy Act of 1954, as amended.

      Benefit Plan: Any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plan that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and any bonus or incentive compensation plan sponsored, maintained, contributed to or required to be contributed to by PGE, PGH II or any of their subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance, and (c) directors and officers liability insurance.

      Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

      Commonly Controlled Entity: Any corporation, trade, business or entity under common control with Seller, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA.

      Confidentiality Agreement: Confidentiality Agreement, dated as of August 3, 1999, between Seller and Purchaser.

      Decommissioning Plan: The PGE Decommissioning Plan relating to PGE Nuclear Facility as approved by the NRC on April 15, 1996, and revisions thereto, all of which have been delivered by Seller to Purchaser.

      Enron Merger Payment: Seller's obligations set forth in Condition 20 to the Stipulation dated April 29, 1997 adopted by the OPUC and incorporated by reference into the Enron/PGE Order.

      Enron/PGE Order: OPUC's Order dated June 4, 1997 approving Seller's application to acquire the power to exercise influence over PGE.

      Environmental Claim: Any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Person or entity (including, without limitation, any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by PGE, PGH II or any of their respective subsidiaries or joint ventures, (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or
(C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

      Environmental Laws: All foreign, federal, state and local laws, rules, regulations, ordinances, orders, judgments, decrees and common law rules relating to Hazardous Materials relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) as in effect on the date hereof including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      Environmental Permits: Permits required under or pursuant to Environmental Laws.

      ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto..

      Exchange Act:  The Securities Exchange Act of 1934, as amended.

      FERC:  The Federal Energy Regulatory Commission.

      Final Orders: A judgment, order or decree of the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired (but without the requirement for expiration of any applicable rehearing or approval period), and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

      GAAP: Generally accepted accounting principles applied on a consistent basis.

      Governmental Authority: A court, governmental or regulatory body (including a stock exchange or other self regulatory body) or authority, domestic or foreign.

      Hazardous Materials: Any (A) petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (B) chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (C) other chemicals, materials, substances or wastes, exposure to which is now prohibited, limited or regulated under any applicable Environmental Law.

      HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      IRS:  The United States Internal Revenue Service.

      joint venture: Other than with respect to Section 3.2, references to a "joint venture" of a Person means any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities but at least 10% of such voting securities.

      NRC:  The Nuclear Regulatory Commission.

      OPUC: The Oregon Public Utilities Commission, and any successor commission or agency.

      Oregon Restructuring Legislation: Senate Bill 1149 that was signed into law by the Governor of Oregon on July 23, 1999 and regulations or orders promulgated thereunder.

      PBGC:  Pension Benefit Guaranty Corporation.

      Permits: Any permits, licenses, franchises and other governmental authorizations, consents and approvals.

      Person: An individual, corporation, limited liability company, partnership, joint venture, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

      PGE Common Stock:  Common stock, par value $3.75 per share, of PGE.

      PGE Employee: Any individual who is actively employed by any of PGE, PGH II or any of their subsidiaries as of and after Closing.

      PGE Financial Statements: The audited consolidated financial statements and unaudited interim consolidated financial statements of PGE that are included in the PGE SEC Reports.

      PGE Former Employee: Any individual who is not actively employed by any of PGE, PGH II, Seller or any of their subsidiaries as of Closing but who was at some time prior to Closing employed by PGH or PGE or any subsidiary of PGH or PGE or of any predecessor of any of them and who is as a result of such prior employment eligible for coverage under one or more Benefit Plans disclosed on Seller's Disclosure Schedule 3.9(a) and/or one or more of the Replacement Plans.

      PGE Material Adverse Effect: Any change or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of PGE, PGH II and their respective subsidiaries, taken as a whole; provided, however, that a PGE Material Adverse Effect shall not be deemed to have occurred as a result of changes or effects resulting from
(i) general economic, financial or electric utility conditions in the Pacific Northwest or nationally, (ii) the announcement or consummation of the transactions contemplated by this Agreement, (iii) adverse hydro conditions in the Pacific Northwest or (iv) the Oregon Restructuring Legislation.

      PGE Preferred Stock:  Cumulative preferred stock, no par value, of PGE.

      PGE SEC Reports: Each report, schedule, registration statement and definitive proxy statement, if any, filed by PGE with the SEC since January 1, 1997 and through the date hereof (as such documents have since the time of the filing been amended).

      PGH II Common Stock: Common stock, par value $1.00 per share, of PGH II.

      PGH Contribution: The contribution by PGH to PGH II and the assumption by PGH II from PGH of certain assets and liabilities pursuant to that certain Contribution and Assumption Agreement between PGH and PGH II dated as of August 31, 1999.

      Power Act:  The Federal Power Act of 1935, as amended.

      PUHCA:  The Public Utility Holding Company Act of 1935, as amended.

      Purchase Price: The PGE Purchase Price and the PGH II Purchase Price, taken together.

      Purchaser Representatives: The officers, directors, employees, accountants, counsel, investment bankers, financial advisers and other representatives of Purchaser chosen by Purchaser to represent Purchaser with respect to the transactions contemplated by this Agreement.

      Release: Any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

      Replacement Plans: The plans maintained by Purchaser and/or PGE or PGH II and their subsidiaries in accordance with Section 6.5(f) of this Agreement.

      SEC:  The Securities and Exchange Commission.

      Securities Act:  The Securities Act of 1933, as amended.

      Shares:  The PGE Shares and the PGH II Shares, taken together.

      subsidiary: Other than with respect to Section 3.2, references to a "subsidiary" of a Person means any corporation or other entity (including limited liability companies, partnerships and other business associations) in which such Person, directly or indirectly owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity.

      Taxes: Any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

      Tax Return: A report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes PGE, PGH II or any of their respective subsidiaries.